Exhibit (p)(14)

LORD ABBETT®

Personal Trading Policy

August 2019

Exhibit (p)(14) Personal Trading Policy August 2019

At Lord Abbett, we aspire to be the most respected asset manager in the world, admired for our People, Performance, Relationships and Agility. To realize our vision, it is essential that we remain committed to upholding high ethical and professional standards, and to acting with honesty and integrity — values that have been part of our culture since 1929 and will continue to guide our efforts for years to come.

This Personal Trading Policy is designed to guide us in our personal investments and to ensure we honor our obligations to our clients, regulators, and the markets we serve. As trusted stewards of our clients’ assets, each Partner and employee must be transparent about their personal investment accounts, as well as those of family members or dependents.

In creating this Policy, we want to provide the tools and flexibility you need to make personal investments and pursue your financial goals, while upholding the values of the firm. This Policy applies to all Partners and employees of Lord Abbett and its affiliates, as well as the Independent Board Members of the Lord Abbett Mutual Funds to the extent described under “Special Rules for Independent Board Members.” This Policy also applies to consultants and temporary employees of Lord Abbett that have achieved their 3 month anniversary of hire and whose duties include access to Lord Abbett’s trading information.

If you have questions about how this Policy applies to any aspect of your personal trading, please contact:

PersonalTrading@LordAbbett.com

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Scope

This Policy applies to all of your personal investment accounts other than your Lord Abbett-sponsored health savings investment account, and includes brokerage accounts, 401(k)s that can hold securities other than open-end mutual funds, IRAs, any other retirement accounts, and college savings accounts. The Policy also applies to accounts of your spouse or domestic partner, your children, other dependents living in your home, and any other accounts that you may have control over (e.g., an account of an elderly parent) or beneficially own.

NOTE: While a fully discretionary account is subject to the Policy (see below), it is not subject to most of the prohibited investment or pre-approval requirements.

Fully Discretionary Accounts

A “fully discretionary account” meets the following requirements:

•	You have no direct or indirect influence or control over purchase or sale decisions;

•	You have delegated all investment discretion to an independent third party or fiduciary; and

•	You do not share or retain any discretion over purchase or sale decisions.

If you have a fully discretionary account, you will need to:

•	Certify in writing that the account is fully discretionary (when opening a new account or reporting an existing account when starting employment at Lord Abbett);

•	Provide an updated certification each year as part of the annual compliance certification process; and

•	Obtain a similar written certification (initially and annually) from the third party or fiduciary that has discretion over the account.

Brokerage Accounts

In an effort to simplify administration for you and our Compliance Department, we have pre-approved a number of brokerage firms that can provide us with electronic reporting and holdings information directly; therefore, we ask that you maintain your brokerage accounts with one of these firms.

APPROVED BROKERAGE FIRMS
Bank of America	Met life

Citi	Morgan Stanley

Edward Jones	Raymond James

E*Trade	Schwab

Fidelity	Stifel Nicolaus

Goldman Sachs	TD Ameritrade

JP Morgan	UBS

LPL	Vanguard

Merrill Lynch	Wells Fargo

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If your preferred brokerage firm is not included on this list, it may still be possible to have an account with another firm. Please contact our Compliance Department for more information. To ensure transparency and meet our regulatory obligations, please contact the Compliance Department any time you open a new brokerage account, including the self-directed brokerage account option available through your Lord Abbett 401(k) Plan Retirement account.

Note to New Employees:

Please report any existing brokerage accounts to our Compliance Department within 10 days of your start date. If your account is not with one of the approved brokerage firms, please contact our Compliance Department within 30 days of your start date to find out if you can continue to maintain the account.

If your account is approved, be sure to direct your brokerage firm(s) to send copies of all trade confirmations and monthly/quarterly statements (paper or electronic) to our Compliance Department.

If your account is not approved or you choose to transition to an account of an approved broker, you will need to close the old account within 60 days. You will also need to obtain pre-approval for the sale of any securities related to closing the account if required below.

Investments and Transactions

As a firm that is committed to putting the interests of our clients first, we must ensure that our personal trading is done in a professional manner — avoiding conflicts of interest and complying with our legal and regulatory obligations. As a result, you may not trade on material non-public information (commonly known as “inside information”), including information about Lord Abbett’s Mutual Funds or other mutual funds advised by Lord Abbett.

In addition, our Personal Trading Policy prohibits certain types of investments and requires that other transactions be pre-approved. For a complete list of permitted and prohibited investments and related pre-approval requirements, see Appendix A.

Pre-approval Requests

Before making any investment, please submit any pre-approval requests to the Compliance Department through the Code of Ethics tile via VantagePoint. If the security you would like to purchase is not listed in the system, you should contact the Compliance Department for assistance.

NOTE: There are special pre-approval rules for the receipt and exercise of options by a spouse or domestic partner who is a director, employee, or consultant of the company issuing the options. These rules are outlined at the end of this Policy; if you have any questions, please contact our Compliance Department.

While you are allowed to make as many requests for pre-approval and trade as often as you like, we expect you to make sure your personal trading does not interfere with your job performance. Our Compliance Department monitors personal trading activity, and we may need to restrict your trading activity if it is excessive or interferes with our commitment to our Clients. There may be times, such as during business emergencies, when we have to suspend the ability to request pre-approval.

Please be aware that your pre-approval lasts until the end of the second business day after the date of approval.

•	For example, if you receive pre-approval on Monday, you can trade on that approval until Wednesday.

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•	However, your pre-approval ends immediately if you learn that we are considering transacting in the same security for a client.

If the effectiveness of an approval lapses for any reason, you must submit a new request and receive another approval before you purchase or sell the security.

Special Rule for New Employees

Our General Counsel or CCO may permit new Lord Abbett employees to sell any securities (within an appropriate period of time) held prior to starting at the firm. Please contact our Compliance Department for more information.

Special Rules for Our Investment Department Personnel

If you work in Investments, you should be aware that there are two blackout periods that apply to you.

1)	You cannot request pre-approval to trade securities of a company for six months if:

•	You participated in non-public investor meetings (for example, earnings meetings/calls, analyst meetings, etc.) with company management; or

•	You otherwise “cover” or “follow” a company.

Please note: The 6-month period runs from the date of the most recent investor meeting or termination of coverage of that company. Web events and other broad forums with company management that are open to buy- and sell-side firms do NOT restrict you.

2)

You may not trade in any security that requires pre-approval within 7 calendar days before or after we trade in that same security for any Client. Our General Counsel or CCO may exempt any transaction that will not have a material effect on and/or will not benefit from the Client transaction.

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

Short-term Trading Profits

Please note that you may not profit from the purchase and sale, or the sale and purchase, of the same (or equivalent) securities, within a 30-calendar day period. This restriction does not apply to the following transactions:

•	Open-end mutual funds

•	ETFs

•	U.S. government and agency securities

•	Money market instruments

We calculate holding periods based on a “first-in, first-out” methodology. If you do engage in one of these short-term transactions, any profits you realize will be forfeited to the relevant Client(s) or as otherwise determined by our Compliance Department.

HOLDING PERIODS

You are required to hold shares in all Lord Abbett Mutual Funds (other than a Lord Abbett money market fund or the Lord Abbett Ultra Short Bond Fund) and any funds that are advised or sub-advised by Lord Abbett for a minimum of 30 days after purchase. We calculate holding periods on a “first-in, first-out” basis.

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Please note that there are two exceptions to this holding period requirement:

•

The minimum 30-day holding period does not apply to shares of a Lord Abbett Mutual Fund that you exchange for shares of a newly-offered Lord Abbett Mutual Fund for a period of up to 90 days after the newly-offered Fund first accepts investments; and

•	Regular, recurring/automatic contributions (such as in your 401(k)) are exempt from the 30-day holding period calculation.

REPORTS AND CERTIFICATIONS

We collect reports of your portfolio holdings at the start of your employment and annually thereafter, as well as quarterly transaction reports and annual certifications.

You are required to submit two types of reports:

•	an annual report of holdings after the end of each year, and

•	a quarterly report of holdings at the end of each quarter

Every year, you will be asked to certify certain items, stating:

•	You have received, read, and understand this Policy,

•	You recognize you are subject to this Policy,

•	You have complied with the requirements of this Policy, and

•	You have reported all transactions required to be reported.

You can submit the quarterly/annual reports and certifications through the Code of Ethics tile via VantagePoint prior to the deadlines. To simplify compliance, the system will send an email to remind you to file (and follow-up reminders, if necessary). You will need to submit these reports, even if you did not have any reportable transactions.

Due Dates for Reports and Certifications

Report	Filing Due Date	Information Current As of
Initial Holdings Report	No later than 10 days after becoming a Lord Abbett employee	No more than 45 days prior to becoming a Lord Abbett employee

Annual Holdings Report	January 31st	Calendar Year End

Quarterly Transaction Report	No later than 30 days after calendar quarter	Calendar Quarter

Annual Certification	January 31st	N/A

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VIOLATIONS AND SANCTIONS

As a firm committed to upholding the highest standards, our goal is to work with everyone to have 100% compliance with this Policy. However, we recognize the potential for human error and understand that mistakes will happen from time to time. With this in mind:

•	We treat mistakes as learning opportunities.

•	We want to make sure you understand why there was a mistake and want to minimize the chances of a repeat mistake in the future.

•	We also use these mistakes to guide us on future training opportunities.

If you do make an error and violate this Policy, we expect you to act in a professional manner and report it promptly to our Compliance Department. Please note that our Compliance Department monitors your personal trading and may identify violations of the Policy.

While we want to be fair, you should be aware that serious mistakes, repeated violations, or mistakes that are intentionally made or concealed may require us to take more drastic measures. On occasion, a mistake might be so egregious or frequent that we may impose a financial sanction, or suspend or terminate employment.

ADMINISTRATION OF THIS POLICY

Administration and Enforcement

Lord Abbett’s Chief Compliance Officer (“CCO”) is responsible for administering and enforcing this Policy.

The Compliance Department is responsible for reviewing transaction and holdings reports, and certifications, as well as for processing pre-approval requests. In addition, the CCO will determine appropriate procedures for conducting oversight of the Policy.

All personal transactions, holdings reports and pre-approval requests submitted by the CCO will be reviewed by the General Counsel.

Board Reporting

Lord Abbett’s CCO provides a report each year to the Board of the Lord Abbett Mutual Funds. The CCO also will ensure the Board is aware of any other matters under this Policy that require the Board’s attention.

Exemptions

In light of the possible situations where exceptions should be made, this Policy authorizes our General Counsel or CCO, and others they designate, to make any exception to this Policy that they believe is consistent with our legal and regulatory obligations and the purposes that underlie the Policy.

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APPENDIX A - TRANSACTION REQUIREMENTS MATRIX

	Reporting Required?	Preapproval Required?	Subject to 30 Day Short-Term Trading Profits Restriction?
Funds

Mutual Funds (Open-End) not advised or subadvised by Lord Abbett	No	No	No

Mutual Funds (Open-End) advised or subadvised by Lord Abbett	Yes	No	No (however see 30 Day holding period requirement for funds advised/ subadvised by LA)

Closed-End Funds	Yes	Yes	Yes

Unit Investment Trusts	Yes	No	No

Exchange Traded Funds	Yes	No	No

Other	Yes	Yes	Yes

Equities

Common Stock/ADRs: 300 shares or fewer of the following:	Yes	No	Yes

- an S&P 500 Index Company;

- a NASDAQ 100 Index Company (this does NOT include every company listed on the NASDAQ exchange so please ensure you refer to the index before relying on this exemption); and

- a company listed on the NYSE

Common Stock/ADRs: more than 300 shares of the following:	Yes	Yes	Yes

- an S&P 500 Index Company;

- a NASDAQ 100 Index Company; and

- a company listed on the NYSE

Common Stock/ADRs other than shares of the following:	Yes	Yes	Yes

- an S&P 500 Index Company;

- a NASDAQ 100 Index Company; and

- a company listed on the NYSE

Rights	Yes	No	Yes

Stock Dividends and Dividend Reinvestment Plans	Yes	No	No

Warrants	Yes	Yes	Yes

Preferred Stock	Yes	Yes	Yes

IPOs and Secondaries	PROHIBITED	PROHIBITED	PROHIBITED

Other	Yes	Yes	Yes

Fixed Income

Municipal Bonds	Yes	Yes	Yes

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APPENDIX A - TRANSACTION REQUIREMENTS MATRIX (CONTINUED)

Corporate Bonds	Yes	Yes	Yes

High Yield Bonds	Yes	Yes	Yes

Convertible Bonds	Yes	Yes	Yes

Exchange-Traded Notes	Yes	No	No

Foreign Government issued securities	Yes	Yes	Yes

U.S. Treasuries	No	No	No

Money Market instruments	No	No	No

Other	Yes	Yes	Yes

Options and Futures

Futures or Exchange-Traded Call or Put Options on:	Yes	No	Yes

- Currencies, Commodities or ETFs

Futures or Exchange-Traded Call or Put Options on:	Yes	Yes	Yes

- Equity or Fixed Income Securities

Other	PROHIBITED	PROHIBITED	PROHIBITED

Other Transaction Activity

Short-sales or Purchases on margin	PROHIBITED	PROHIBITED	PROHIBITED

Private Placements	Yes	Yes	Yes

Initial Coin Offerings	PROHIBITED	PROHIBITED	PROHIBITED

Securities connected to activity otherwise prohibited by federal law	PROHIBITED	PROHIBITED	PROHIBITED

Securities you are aware are trading or being considered for our clients	PROHIBITED	PROHIBITED	PROHIBITED

Securities received via bankruptcy/insolvency/involuntary corporate action	Yes	No	No

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SPECIAL RULES FOR INDEPENDENT BOARD MEMBERS

The Independent Board Members of the Lord Abbett Mutual Funds are not subject to this Policy except to the extent specified in these special rules set forth below.

Pre-approval and Reporting Requirements

General: We try to ensure that the Independent Board Members of the Lord Abbett Mutual Funds do not receive information that will subject their personal securities transactions to the requirements of the Policy; therefore, Independent Board Members generally are not required to obtain pre-approval to purchase or sell securities, or to submit holdings and transaction reports.

However, no Independent Board Member shall in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by one of the Funds:

•	employ any device, scheme or artifice to defraud the Fund;

•

make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

•	engage in any manipulative practice with respect to the Fund.

Exception Where Pre-approval Required: If, at a meeting or otherwise, an Independent Board Member learns of Lord Abbett’s or a Lord Abbett Mutual Fund’s current or contemplated investment transaction in any company, then the Independent Board Member must:

•	Promptly report this information to our CCO.

•

Obtain preapproval from Lord Abbett’s Compliance Department in accordance with the Policy for any personal securities transactions in that company during the 30-day period after learning such information.

Exception Where Quarterly Transaction Reporting is Required: We require Independent Board Members to submit a quarterly transaction report to the Compliance Department when they know or reasonably should have known at the time of a transaction in a particular security that a Lord Abbett Mutual Fund was transacting or considering a transaction in that security during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days). If the Independent Board Member enters into that transaction, he/she must report all securities transactions effected during the quarter for his or her account or for any account that would be in scope under the Policy.

Other Board Positions

Prior to becoming a director of any public company, Independent Board Members must inform Lord Abbett’s Managing Partner and discuss whether accepting such appointment will create any conflict of interest or other issues.

Annual Certifications

Independent Board Members are required to submit annual certifications.

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SPECIAL PRE-APPROVAL RULES FOR SPOUSES OR DOMESTIC PARTNERS OF LORD ABBETT PERSONNEL

Stock Options

The following rules apply to stock options received or exercised by a spouse or domestic partner who is a director or employee of, or a consultant to, a company providing those options:

Preapproval and Quarterly Transaction Reporting REQUIRED	Preapproval and Quarterly Transaction Reporting NOT REQUIRED

Sale of underlying securities in connection with “cashless” exercise of options by spouse/domestic partner	Receipt of options by spouse/domestic partner

Sale of underlying securities after initial “cash exercise” of options by spouse/domestic partner	Exercise of Options without sale of underlying securities (i.e., “cashless exercise” of options) by spouse/domestic partner

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